UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 27, 2007

(Date of earliest event reported)

AmericanWest Bancorporation

(Exact Name of Registrant as Specified in Its Charter)

Washington	0-18561	91-1259511
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

41 West Riverside Avenue, Suite 400

Spokane, WA 99201

(address of Principal Executive Offices)(Zip Code)

(509) 467-6993

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) AmericanWest Bancorporation (the “Company”) terminated the employment of Diane L. Kelleher, Executive Vice President and Chief Financial Officer. In accordance with the terms of Ms. Kelleher’s employment agreement, which requires 30-day notice of a termination without cause, the effective date of her termination of employment is April 26, 2007 but her responsibilities as Chief Financial Officer were transferred to the Company’s Chief Operating Officer effective March 27, 2007. In accordance with the terms of Ms. Kelleher’s employment agreement, she will receive continuation of salary for a period of one year, continuation of employee welfare benefits for a period of 90 days and full vesting of all unvested restricted stock awards and stock options.

(c) Effective March 27, 2007, Patrick J. Rusnak was appointed as the Company’s Chief Financial Officer. Mr. Rusnak, age 43, has served as Executive Vice President/Chief Operating Officer of the Company, a position he has held since 2006. From May 2005 until June 2006, Mr. Rusnak served as Executive Vice President/Chief Operating Officer of Western Sierra Bancorp. Prior to that he served as Executive Vice President of Umpqua Holdings Corporation and Executive Vice President/Chief Financial Officer of Humboldt Bancorp. Mr. Rusnak is party to an employment agreement with the Company providing for a three year term, which commenced September 2006, a base annual salary of $230,000 and a restricted stock award of 15,000 performance based shares. No modifications to his employment agreement or to any other benefit plan or award have been made in connection with his appointment as Chief Financial Officer; Mr. Rusnak will continue to serve as Chief Operating Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

AmericanWest Bancorporation
(Registrant)

Dated: March 28, 2007	By:	/s/ Patrick J. Rusnak
Patrick J. Rusnak
Chief Operating Officer